UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2022 (December 5, 2022)

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-36415	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-41-22-716-9800

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nil par value	QTNT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Transaction Support Agreement

Quotient Ltd. (the “Company”) entered into an agreement (together with all exhibits, annexes and schedules thereto, the “Transaction Support Agreement”), dated as of December 5, 2022, with (i) holders of all of its outstanding senior secured notes (the “Senior Secured Notes”) issued under that certain Indenture, dated as of October 14, 2016 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Senior Secured Notes Indenture”), by and among the Company, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee, and (ii) holders of more than 99% of its convertible notes (the “Convertible Notes”) issued under that certain Indenture, dated as of May 26, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Convertible Notes Indenture” and together with the Senior Secured Notes Indenture, the “Indentures”), by and among the Company, the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee (such holders of the Senior Secured Notes and Convertible Notes, collectively, the “Consenting Noteholders”), whereby the Consenting Noteholders have agreed to support a restructuring of the Company’s balance sheet, which is intended to be effectuated pursuant to a set of transactions to be commenced by the Company (collectively, the “Transactions”).

In connection with the Transactions, all of the Company’s outstanding equity securities (including its ordinary shares, preferred shares, options and warrants) are expected to be extinguished and cancelled for either nominal or no consideration (in accordance with Jersey law). Accordingly, the Company intends to initiate the delisting of the Company’s ordinary shares from the NASDAQ Global Market as soon as practicable. The Transactions are intended to reduce the Company’s debt obligations and inject liquidity into the Company’s business as necessary to effectuate its strategy shift.

Under the Transaction Support Agreement, the Company and the Consenting Noteholders have agreed to act in good faith to consummate the Transactions and have undertaken other customary commitments to one another. The Consenting Noteholders have also agreed to forbear from exercising, for so long as the Transaction Support Agreement is in full force and effect, any and all rights and remedies in contravention of the Transaction Support Agreement, which are or becomes available to them in respect of the Senior Secured Notes, the Convertible Notes or any other claims or interests in connection therewith.

The Transaction Support Agreement contains certain deadlines relating to the Transactions, which include deadlines (collectively, the “Milestones”) related to implementing the Transactions either through (i) the filing of a petition for relief under chapter 11 of the U.S. Bankruptcy Code in order to effect a plan of reorganization (the “Plan”) that implements a fully consensual restructuring (the “Consensual Transaction”) or (ii) parallel creditor schemes of arrangements in England and Jersey (the “Fallback Scheme”), in each case as described in, and contemplated under, the Implementation Steps Memorandum attached to the Transaction Support Agreement as Exhibit B (the “Implementation Steps Memo”), as well as an outside date of May 1, 2023 for the consummation of a Consensual Transaction or Fallback Scheme (such date, the “Outside Date”). The Transaction Support Agreement provides that Requisite Consenting Noteholders (as defined below) can direct the Company to implement the Transactions via alternative implementation steps, subject to the Fiduciary Out (as defined below).

If the board of directors of the Company reasonably determines, after considering the advice of outside counsel, that taking certain actions, or refraining to take certain actions, is reasonably required for such board of directors to comply with its fiduciary duties (including if such actions would require expenditures in excess of the Company’s available liquidity), the Transaction Support Agreement provides that such board of directors may elect not to take, or refrain to take, such actions (such election, the “Fiduciary Out”). The Company may terminate the Transaction Support Agreement upon, among other circumstances, uncured material breaches of the Transaction Support Agreement by a Consenting Noteholder or a determination by the board of directors of the Company that termination is required pursuant to the Fiduciary Out.

The Consenting Noteholders have termination rights that may, as a general matter, be exercised by (i) holders of the Senior Secured Notes holding at least a majority of the outstanding Senior Secured Notes and (ii) holders of the Convertible Notes holding at least a majority of the outstanding Convertible Notes, and, in the case of both subsection (i) and (ii), each of the Specified Noteholders (each as defined in the Transaction Support Agreement) (the holders in (i) and (ii) together, “Requisite Consenting Noteholders”), which termination rights include, among other circumstances, exercise of the Fiduciary Out by the Company, material breaches of the Transaction Support Agreement by the Company and the failure of the Company to meet any Milestone.

Under the terms of the Transaction Support Agreement:

•	The holders of the Senior Secured Notes have agreed to fund their commitment portion of $10 million of indebtedness (the “Bridge Notes”) to the Company by no later than December 13, 2022.

•

Each noteholder under the Senior Secured Notes Indenture has agreed to exchange (i) such notes held by it (other than the Bridge Notes) for newly issued senior secured debt at a discount, and (ii) its Bridge Notes for newly issued senior secured debt at face value.

•

Certain holders of Senior Secured Notes have also agreed to purchase an aggregate of $13 million in new common equity at a 35% discount to a total equity value of $50 million (the “Agreed Equity Value”). In addition, each such Senior Secured Noteholder will receive its applicable share of an aggregate of $20 million in new common equity at the Agreed Equity Value.

•	The Consenting Holders who own Convertible Notes have agreed that their Convertible Notes shall be extinguished for no value, other than for the purchase right set forth immediately below.

•

Such holders of Convertible Notes have agreed to purchase an aggregate of $28 million in new common equity at a 35% discount to the Agreed Equity Value. In addition, each such Convertible Noteholder will receive its applicable share of an aggregate of $30 million in new common equity at the Agreed Equity Value.

•

The newly issued senior secured debt will be secured by a first lien on substantially the same collateral and assets as were subject to liens under the Senior Secured Notes Indenture. It will (i) mature 5 years (or, with the consent of holders of the Senior Secured Notes holding at least a majority of the outstanding Senior Secured Notes and each of the Specified Noteholders, 7 years) from the closing date and (ii) bear interest at a rate of 12% payable in kind for the first three years (or, with certain consent, two years) following the closing date, and thereafter payable in cash. The new senior secured debt will also provide for a mandatory repurchase with 100% of the net proceeds from certain sales, include covenants and events of default substantially similar to those existing under the Senior Secured Notes Indenture, and be redeemable at a price of 103% of the principal amount thereof, plus accrued and unpaid interest, for the first 2 years after issuance, and at par (plus accrued and unpaid interest) thereafter.

•	All existing equity of the Company will be extinguished and cancelled for no consideration.

Each of the Transactions is on terms and conditions as set forth in the Transaction Support Agreement and the exhibits thereto. The Transaction Support Agreement contains certain representations, warranties and other agreements by the Company and the Consenting Noteholders. The parties’ obligations thereunder are subject to various terms and conditions and termination provisions as set forth therein.

The foregoing description of the Transaction Support Agreement and the Transactions is a summary only, does not purport to be complete and is qualified in its entirety by reference to the full text of the Transaction Support Agreement (including the exhibits thereto), a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Any securities to be issued pursuant to the Transactions have not been, and are not intended to be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Therefore, such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This Current Report on Form 8-K does not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any securities referred to herein, nor is this Current Report on Form 8-K a solicitation of consents to or votes to accept the Proposed Plan or any other chapter 11 plan. Any solicitation or offer will only be made pursuant to a disclosure statement and only to such persons and in such jurisdictions as is permitted under applicable law.

Item 2.05	Costs Associated with Exit or Disposal Activities.

As indicated in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2022, filed November 14, 2022, the board of directors of the Company has approved a change in strategy in which the Company would suspend its activities focused on the commercialization of its transfusion diagnostics products and would instead focus in the near term on development and commercialization of MosaiQ products for the autoimmune and allergy clinical diagnostics markets. As a result of this shift in strategy, the Company will implement a material reduction in its workforce by approximately 100 positions.

The Company estimates that it will incur aggregate pre-tax charges of between $1.5 million to $2.5 million. These charges represent one-time cash expenditures for severance and other employee termination benefits. The Company expects that the majority of these costs will be paid during the first and second quarter of calendar year 2023. The majority of workforce reductions are expected to be substantially completed by the first quarter of calendar year 2023.

Potential position eliminations in each country are subject to local law, consultation and notice requirements, which may extend this process into the first quarter of 2023 or beyond. The charges that the Company expects to incur are subject to a number of assumptions, including local law requirements in various jurisdictions, and actual expenses may differ materially from the estimates disclosed above. As the restructuring plan is implemented, the Company’s management will re-evaluate the estimated costs and expenses set forth above and may revise the estimated restructuring charge as appropriate, consistent with generally accepted accounting principles.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including: market conditions; Quotient’s ability to effectuate the restructuring plan and financing; and other risks set forth in Quotient’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that Quotient files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements because of new information, future events or circumstances or other factors.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1†	Transaction Support Agreement, dated as of December 5, 2022, by and among the Company and the Consenting Noteholders

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†

Certain identified information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential, in compliance with Regulation S-K Item 601(b)(10).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 7, 2022

QUOTIENT LIMITED

	By:	/s/ Manuel O. Méndez
	Name:	Manuel O. Méndez
	Title:	Chief Executive Officer